THIS AMENDED AND RESTATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

AMENDED AND RESTATED PROMISSORY NOTE

U.S. $500,000.00    January 17, 2025

FOR VALUE RECEIVED, NexPoint SFR Operating Partnership, L.P., having an address at 300 Crescent Court, Suite 700, Dallas, Texas 75201 (the “Maker”), hereby promises to pay to the order of NexPoint Real Estate Finance Operating Partnership, L.P. (“Holder”), at its address at 300 Crescent Court, Suite 700, Dallas, Texas 75201 or such other address as it may designate, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), and interest from the Effective Date on the balance of principal from time to time outstanding as such amount will be increased pursuant to Section 1 hereof, in United States currency, at the rates and at the times hereinafter described.
This Note amends and restates in its entirety that certain Promissory Note dated as of March 31, 2024 executed by Maker in favor of NexPoint Real Estate Finance, Inc. in a maximum principal amount of $500,000 (the “Original Note”) to correct the holder of the Original Note to be the party that funded such note and is not intended to create any new indebtedness or to constitute a novation of Maker’s obligations under the Original Note.
1.Interest. The principal amount hereof outstanding from time to time shall bear interest from the Effective Date until paid in full at the Note Rate. Interest at the Note Rate shall be (i) paid on the last day of each fiscal quarter until such principal amount outstanding is paid in full, (ii) calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to the last day of such fiscal quarter and (iii) payable in kind, with such interest amount added to, and made part of, the principal amount hereof outstanding.
2.Maximum Lawful Rate. It is the intent of Maker and Holder to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contracted for, charged or received under this Note exceed the highest lawful interest rate permitted under applicable law. If Holder shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Note in the inverse order of its maturity and not to the payment of interest, or refunded to the Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the Holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Note so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term "applicable law" shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

3.Definitions.
(a)“Effective Date” means March 28, 2024.
(b)“Note” means this Amended and Restated Promissory Note dated January 17, 2025.
(c)“Note Rate” means a rate per annum equal to 12.50%.
5.Payments. Maker shall make a payment in full of principal and accrued and unpaid interest on the Maturity Date.
6.Maturity Date. The indebtedness evidenced hereby shall mature on March 31, 2025 (the “Maturity Date”). On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.
7.General Provisions.
(a)Maker agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.
(b)This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Holder, together with its successors and assigns, including each owner and holder from time to time of this Note.
(c)Time is of the essence as to all dates set forth herein.
(d)To the fullest extent permitted by applicable law, Maker agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Holder; and Maker consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and agrees to the addition or release of any makers, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Maker and without affecting its liability hereunder.
(e)To the fullest extent permitted by applicable law, Maker hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.
(f)If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Maker promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements.
(g)To the fullest extent permitted by applicable law, all parties now or hereafter liable with respect to this Note, whether Maker, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest. No failure to accelerate the indebtedness

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evidenced hereby, acceptance of past due amounts following the expiration of any cure period provided by this Note, any documents now or in the future executed by Maker or its subsidiaries in connection with any loan provided by any lender which is secured by a mortgage or deed of trust on any property or applicable law, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or under applicable law. Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(h)Irrespective of the place of execution and/or delivery, this Note shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

[Signature page follows.]

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Maker has delivered this Note as of the day and year first set forth above.
MAKER:

NEXPOINT SFR OPERATING PARTNERSHIP, L.P.

By:    /s/ Paul Richards     Name: Paul Richards
Title:    President, Secretary and Treasurer

[Promissory Note]